UNITED STATES SECURITIES
                   AND EXCHANGE COMMISSION

                      WASHINGTON, D.C.

                        SCHEDULE 14C

          INFORMATION STATEMENT PURSUANT TO SECTION
        14(c) OF THE SECURITIES EXCHANGE ACT OF 1934

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[X  ]  Preliminary Information Statement
[   ]  Confidential, For Use of the Commission Only (as
       permitted by Rule 14c-5(g)(2))
[   ]  Definitive Information Statement

                 ALLSTATES WORLDCARGO, INC.
      (Name of Registrant as Specified in its Charter)

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

                 Allstates WorldCargo, Inc.
                   4 Lakeside Drive South
               Forked River, New Jersey 08731

Dear Shareholders:

The purpose of this letter and the accompanying Information Statement is to inform you of certain action that the shareholders of Allstates WorldCargo, Inc. (the "Company") have taken by Written Consent in Lieu of a Special Meeting of the Stockholders of Allstates WorldCargo, Inc. (the "Written Shareholders' Consent"). The Written Shareholders' Consent effectuated amendments to the Company's By-Laws, which amendments are described in detail in the accompanying Information Statement.

Briefly stated, by Unanimous Written Consent of Directors, dated as of July 6, 2005 (the "Written Directors' Consent"), the Board of Directors amended the Company's By-Laws to provide that the Board of Directors shall consist of seven directors. The Directors further amended the By-Laws to provide that vacancies in the Board of Directors shall be filled by an affirmative vote of a majority of the remaining Directors, and that in the event of a deadlock or three-to-three vote with respect to the filling of any vacancy, an independent arbitrator appointed by the Board shall select the person to fill the vacancy. A person so appointed shall hold office until a successor is elected and qualified at the next annual meeting of shareholders, and in accordance with the Settlement Agreement in the law suit captioned "Joseph M. Guido vs. Allstates WorldCargo, Inc., et al.," bearing Docket No. OCN-C-048-05. (The foregoing amendments that were effectuated by the Written Directors' Consent are referred to as the "Directors' Amendments.")

The   Written   Shareholders'  Consent  amended   Directors'
Amendments in a simple way. The provisions pertaining to the filling of vacancies on the Boards were amended to include the following: "This By-Law shall be deemed to have been adopted by the shareholders, and cannot be altered or repealed by the Board of Directors." (The foregoing amendments that were effectuated by the Written Shareholders' Consent are referred to as the "Shareholders' Amendments.")

Pursuant to the applicable provisions of the Securities Exchange Act of 1934, as amended, the Shareholders' Amendments will not be effective until twenty days after the date this Information Statement is mailed to the shareholders. (Note that this does not affect the effectiveness of the Directors' Amendments.)

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Your consent to the aforementioned actions is not required and is not being solicited. This notice and the accompanying Information Statement is being furnished to you for informational purposes only. Please read the accompanying Information Statement carefully.

                         By Order of the Board of Directors


                         Craig   D.   Stratton, Secretary

Dated:  February ___, 2006

                 ALLSTATES WORLDCARGO, INC.

                   4 Lakeside Drive South
               Forked River, New Jersey 08731

              _________________________________

                    INFORMATION STATEMENT

                  Dated February  ___, 2006

            WE ARE NOT ASKING YOU FOR A PROXY AND
          YOU ARE REQUESTED NOT TO SEND US A PROXY



                        INTRODUCTION

This Information Statement has been filed with the Securities and Exchange Commission (the "SEC") and is being mailed on or about February ___, 2006 to the shareholders of record of Allstates WorldCargo, Inc. (the "Company") as of February 17, 2006 (the "Record Date."). This Information Statement is being sent to you for informational purposes only. No action is requested or required on your part.

The Information Statement is being sent to shareholders of the Company to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and to provide information to all shareholders in connection with the action by written consent taken on August 5, 2005 by certain shareholders collectively owning 72.47 percent of the Company's outstanding shares of common stock as of the Record Date.

By written consent, the holders of a majority of the shares of the Company's outstanding common stock adopted a resolution amending the Company's Bylaws. Those amendments are described below. Such action by written consent constitutes the approval and consent of shareholders representing a sufficient percentage of the total outstanding shares to approve the amendment of the Company's Bylaws. Accordingly, the action will not be submitted to the other shareholders of the Company for a vote, and no proxies are being solicited with this Information Statement. The written consent will be effective the 20th day after the date this Information Statement is first mailed to the shareholders.

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our common stock.

The board of directors fixed the close of business on February 17 as the record date for determining the shareholders entitled to receive this Information Statement pertaining to this action by written consent. As of the record date, there were 32,509,872 common shares outstanding. Each common share held as of the record date was entitled to one vote per share. The Company has no other voting securities outstanding.

Briefly  stated,  the  Board of Directors  recently  amended
Section 3.12(b) and Section 3.12(c) of the Bylaws to provide for a method to fill vacancies that may arise on the Board. That action by the Board of Directors was described in a Form 8-K filed with the Securities and Exchange Commission (the "SEC") by the Company on August 29, 2005. Subsequently, the holders of a majority of the Company's outstanding shares of common stock, by a Written Consent in Lieu of Special Meeting of the Stockholders of Allstates WorldCargo, Inc. (the "Written Shareholders' Consent"), further amended Sections 3.12(b) and 3.12(c) to provide that those provisions shall be deemed to have been adopted by the shareholders, and cannot be altered or repealed by the Board of Directors.


                         BACKGROUND

As previously reported, the Company has been engaged in litigation brought by the Company's majority shareholder. On October 14, 2004, Joseph M. Guido, the majority shareholder of the Company, who is also employed by the
Company as its Chairman, commenced an action against the Company and three of the Company's directors, entitled
"Joseph M. Guido v. Allstates WorldCargo, Inc., Sam DiGiralomo, Barton C. Theile, and Craig D. Stratton," in the Superior Court of New Jersey, Chancery Division, Ocean County (the "First Action"). Messrs. DiGiralomo, Theile and Stratton are also employed by the Company as its President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, and Chief Financial Officer, respectively.

Mr.  Guido alleged that on August 16, 2004, he delivered  to the Company's Secretary (1) an executed Written Consent in Lieu of a Special Meeting of the Stockholders of Allstates WorldCargo, Inc. dated August 16, 2004 (the "Guido Consent"), (2) Amended and Restated Bylaws of the Company adopted pursuant to the Guido Consent, and (3) a draft Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 (the "1934 Act"). Mr. Guido alleged that, pursuant to the Guido Consent, he had amended the Company's bylaws to (among other things) expand its Board of Directors from four to seven members, and had appointed three persons (alleged to be independent) to fill the newly created seats. He alleged that the Company was required by law to comply with his demand to notify its shareholders of his action. He also alleged that the three individual defendants, both as directors and officers, owed the Company and its shareholders certain fiduciary duties to direct that appropriate steps be taken by the Company to allegedly comply with applicable law in response to the Guido Consent. Mr. Guido demanded relief enjoining a scheduled special Board of Directors meeting pending
Company's performance of acts allegedly required by New Jersey law and by the 1934 Act. Mr. Guido also sought a permanent injunction requiring the Company and its Secretary to prepare and distribute to the Company's shareholders all notices allegedly required by state and federal law in connection with the Guido Consent. Finally, he sought entry of an order requiring the Company to file and serve upon him, within seven days after entry of a permanent injunction, a written report setting forth the manner and form in which the Company complied with the injunctions.

The Company (and the three individual defendants) opposed the application for relief upon the grounds that subsequent to his execution of the Guido Consent, Mr. Guido advised one of the individual defendants that he had decided not to proceed with his amendment of the Bylaws or his expansion of the Board of Directors. The Defendants also alleged that Mr. Guido's actions were not in the best interest of the Company, and motivated by self-interest, that because of such concerns, the Company needed time to determine its obligations under the law, and that the purpose of the Special Board Meeting (among others) was to consider issues pertaining to the request by Mr. Guido to file the Schedule 14C presented to the Secretary of the Corporation.

On October 28, 2004, Mr. Guido, by his counsel, filed a Notice of Voluntary Dismissal Without Prejudice, dismissing the First Action. The parties agreed, subject to the terms of definitive settlement agreements, to settle the issue raised in the First Action upon the following terms: (1) the Company's Board of Directors would not be expanded except by unanimous consent, (2) Mr. Guido and the individual defendants would enter into a voting agreement pursuant to which each would agree to vote his respective shares in the Company for the others as directors of the Company, (3) the Company would enter into new employment agreements with the individual defendants (the existing employment agreements being due to expire on December 31, 2004), (4) the parties would exchange general releases and (5) the Company would, to the extent lawfully required by Mr. Guido's existing employment agreement, reimburse him for the attorneys fees he incurred in connection with the action. It was anticipated that the complete terms of a settlement would be agreed upon, and that formal settlement documents would be prepared and executed. Such formal documentation was prepared and delivered to Mr. Guido's counsel on December 27, 2004.

Mr. Guido refused to execute formal settlement documentation, and commenced a second action, in the same court and entitled in the same style, seeking the same relief (the "Second Action"). The Defendants answered, denying the allegations, and asserting counterclaims against Mr. Guido and his wife, Teresa Guido.

On April 5, 2005, the parties agreed to a full and final settlement of the Second Action, the terms of which were placed on the record in court, and the parties acknowledged to the court, under oath, their obligation to be bound thereby. The material terms of that agreement (referred to as the "Settlement Agreement") were:

(1) the Company's Board of Directors would be expanded from four to seven members, and the Court would appoint the three new directors, (2) vacancies thereafter would be filled by vote of the remaining Board members, and in the event of a tie or deadlock in filling any vacancy, the vacancy would be filled by an arbitrator chosen by the Board, (3) Mr. Guido and the individual defendants would enter into a voting agreement pursuant to which each would agree to vote his respective shares of the Company for the others as directors of the Company, (4) the Company would enter into new employment agreements with Mr. Guido and the individual defendants, (5) the parties would exchange general releases and (6) the Company would, to the extent lawfully required by Mr. Guido's previous employment agreement, reimburse him for the attorneys fees he incurred in connection with the action.

On May 27, 2005, a final judgment was ordered, granted and entered by the court in accordance with the settlement terms agreed to by the parties on April 5, 2005. Finally, on June 6, 2005, Court declared the new employment agreements, the voting agreement, and the mutual general release to be effective as of April 5, 2005, notwithstanding any lack of signatures. Pursuant to the mutual general release, the
Company  and  each  of  Mr. Guido,  his  wife,  and  Messrs.
DiGiralomo, Theile and Stratton each released and forever discharged each and all of the others from any and all causes of actions, known and unknown, then existing.

Pursuant to the terms of the settlement, on June 6, 2005, the Company and Messrs. Guido, DiGiralomo, Theile and Stratton (collectively, for purposes of this section, the "Voters") entered into a Voting Agreement whereby each of the Voters agreed to vote all of the capital stock of the Company that each Voter is entitled to vote, for each other as directors of the Company. Further, pursuant to the terms of the Voting Agreement, any action taken to expand or in any way modify the composition of the Board of Directors of the Company from its present constitution shall require the unanimous consent of all of the Voters. Additionally, in the event that shareholder action is taken to alter or amend the Certificate of Incorporation or Bylaws of the Company, the Voters agree to vote all of their shares unanimously in the same manner. If the Voters are unable to reach a unanimous decision, then the proposed change shall be rejected. The Voting Agreement terminates when each of Messrs. Guido, DiGiralomo, Theile and Stratton no longer own, control or hold any shares of capital stock of the Company.

For so long as the Voting Agreement remains in effect, the Voters also agreed, with a certain agreed-to exception, not to transfer any of the shares of capital stock of the
Company they hold without the prior written consent of all of the Voters, unless the other party to any such transaction agrees in writing to join and be bound by all of the terms of the Voting Agreement. To that end, the Voters agreed to the placement of an additional restrictive legend on all of their shares (including subsequently acquired shares), which restrictive legend shall read:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING AND OTHER RESTRICTIONS PURSUANT TO A VOTING AGREEMENT ENTERED INTO BY THE COMPANY, THE HOLDER OF THIS CERTIFICATE AND CERTAIN OTHER STOCKHOLDERS OF THE COMPANY, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE SECRETARY OF THE COMPANY."

Finally, during the term of the Voting Agreement, the Voters agreed not to enter into any agreements that would be inconsistent with any of the provisions therein.

Also pursuant to the terms of the settlement, on June 6, 2005 the Company and Allstates Air Cargo, Inc., its wholly owned subsidiary, (together, the Employer) entered into individual employment agreements with each of Messrs. DiGiralomo (as President and Chief Executive Officer), Guido (as Chairman), Theile (as Executive Vice President and Chief Operating Officer) and Stratton (as Chief Financial Officer). Messrs. DiGiralomo, Guido, Theile and Stratton are collectively referred to herein as Executives. Each of the employment agreements is effective as of April 5, 2005, and expires on December 31, 2009, but may be extended if agreed to in writing by the parties. Per each of the employment agreements, Mr. DiGiralomo's annual salary shall be $250,000; Mr. Guido's annual salary shall be $370,000; Mr. Theile's annual salary shall be $250,000; and Mr. Stratton's annual salary shall be $185,000. Each of these salaries is subject to an annual increase at the discretion of the Company's Board of Directors. Additionally, each of Messrs. DiGiralomo, Guido and Theile shall receive an annual bonus payment equal to 3% of the increase of the net profits of the Employer from the fiscal year end 2003 to the fiscal year end 2004. Each of Messrs. DiGiralomo, Guido, Theile and Stratton remains eligible to participate in the Employer's stock option plan, 401(k) retirement plan and insurance plans.

Excluding the above-described salary and bonus information, the material terms of each of the Executives' employment agreements are substantially the same. In the event any Executive dies during the term of his respective employment agreement, then for the longer of the remaining term of the employment agreement or three years, the Employer shall continue to pay the Executive's then current base salary to the Executive's designated beneficiary or estate and will also pay for insurance for any Executive's surviving immediate family. If, within twenty-four months following a "Change of Control" of the Employer, as defined in each of the employment agreements, the Executive voluntarily resigns or retires, the Employer shall pay to the Executive all compensation and benefits due to him up to the date of his termination, including, but not limited to, base salary and any expense reimbursement, and within one month of termination, a lump-sum payment equal to 299% of the Executive's then current base salary, bonus for the fiscal year end 2004, and of the amount reimbursed to the Executive for business-related expenses for the calendar year preceding the termination. Additionally, any options and/or restricted stock granted to the Executive shall become fully vested and registered as of the date of the termination. The Executive shall have the right to exercise all of his options for a period of five years from the date of the termination. Additionally, all then-existing life and health insurance benefits shall continue for the Executive and his immediate family for a period of five years from the date of termination. In the event of a "For Cause" termination, as defined in each of the employment agreements, the Employer shall pay to the Executive all compensation and benefits due to him up to the date of his termination, including but not limited to base salary and expense reimbursement. At any time after 180 days have elapsed from the date of his respective employment agreement, each Executive shall have the right to terminate his employment agreement on 90 days written notice to the Employer. In the event of such termination, the Executive shall be entitled to such compensation that is equal to the "For Cause" termination compensation described above. A termination that is neither a Change of Control termination, a For Cause termination, is due to the Executive's death, nor a termination by the Executive as provided above, is a "Without Cause" Termination. In the event of a Without Cause termination, the Executive shall be entitled to such compensation that is equal to the Change of Control termination compensation described above. Finally, if the Employer breaches any material term of each respective employment agreement or reduces the Executive's respective title or responsibilities, the Executive may, at his option, elect to leave the Employer, in which case he shall be entitled to all of the Change of Control termination compensation described above, except that the lump sum payment to be paid to the Executive would be limited to 100% of the Executive's base salary and bonus (if applicable).

On July 6, 2005, to effectuate part of the settlement of the Second Action, the Court entered an Order (the "July 6 Order") that expanded the Company's Board of Directors, effective immediately, from four members to seven. The July 6 Order also appointed, effective immediately, Messrs. Joseph Buckelew, Alan E. Meyer, and Charles F. Starkey, to the Board.

On August 24, 2005, upon the Company's Motion for Reconsideration, the Court entered and order amending the July 6 Order (the "First August 24 Order"). Instead of declaring the Board expanded, and appointing Messrs. Buckelew, Meyer, and Starkey to the Board, the July 6 Order was amended to show that the parties agreed that a Unanimous Written Consent of the Directors of Allstates WorldCargo, Inc. (attached to the First August 24 Order, and referred to as the "Directors' Consent") was consistent with the Settlement Agreement, and shall be deemed signed by Messrs. DiGiralomo, Theile, Stratton, and Guido.

Pursuant to the Directors' Consent, the Board of Directors amended Section 3.02 of the Bylaws to provide that the Board of Directors shall consist of seven members. Prior to the amendment, Section 3.02 of the Bylaws provided that the Board of Directors shall consist of not less than one nor more than ten Directors. The precise number of Directors within this range was to be fixed by the Board each year before the annual meeting of shareholders. The number of Directors prior to the amendment was four.

Pursuant to the Directors' Consent, the Board of Directors appointed Joseph Buckelew, Alan E. Meyer, C.P.A., and Charles F. Starkey, Esq. to fill the vacancies created by the expansion of the Board, to serve in accordance with the Settlement Agreement.

Pursuant to the Directors' Consent, the Board of Directors also amended Sections 3.12(b) and 3.12(c) of the Bylaws. Prior to the amendment described herein, Section 3.12(b) provided that vacancies in the Board may be filled by the affirmative vote of a majority of the remaining Directors then in office, even if their number is insufficient to constitute a quorum. A director so elected was to hold office until a successor is elected and qualified at the next annual meeting of the shareholder. As amended, Section 3.12(b) provides that any vacancy shall be filled in the manner provided therein, and that in the event of a deadlock, or a three-to-three vote, with respect to filling any vacancy, an independent arbitrator appointed by the Board shall select the person to fill the vacancy. The amended Bylaw also provides that any director so appointed pursuant to Section 3.12(b) shall also hold office in accordance with the Settlement Agreement.

Prior to the amendment described herein, Section 3.12(c) provided that if a director resigns from the Board effective at some future date, the future vacancy may be filled by the affirmative vote of a majority of the directors then in office, including the director who has resigned, even if their number is insufficient to constitute a quorum. The term of the newly elected director would begin when the resignation becomes effective. A director so elected was to hold office from the effective date of the predecessor's resignation until a successor is elected and qualified at the next annual or special meeting of the shareholders. As amended, Section 3.12(c) provides that any future vacancy shall be filled in the manner provided therein, and that in the event of a deadlock, or a three-to-three vote, with respect to filling any vacancy, an independent arbitrator appointed by the Board shall select the person to fill the vacancy. The amended By-Law also provides that any director so appointed pursuant to Section 3.12(c) shall also hold office in accordance with the Settlement Agreement.

In order to ensure that Messrs. Buckelew, Meyer, and Starkey (or their successors duly appointed pursuant to the Bylaws) continue to serve pursuant to the terms of the Settlement Agreement, and not at the pleasure of the majority shareholder, the Court entered a second order on August 24, 2005 (the "Second August 24 Order"), which provides that the parties are required by the Settlement Agreement to nominate and vote for, as Directors, Messrs. Buckelew, Starkey, and Meyer (or their duly appointed successors) at future meetings of the Company's shareholders at which directors are to be chosen.

On November 7, 2005, the Court entered a Consent Order pursuant to which Mr. and Mrs. Guido waived their right to pursue reimbursement from the defendants of any and all counsel fees paid or incurred in connection with the matter.


                     DISSENTERS' RIGHTS

Under the New Jersey Business Corporation Law, the Company's shareholders are not entitled to dissent and obtain payment of the fair value of their shares in connection with the amendment of the Bylaws.


                SECURITY OWNERSHIP OF CERTAIN
              BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the Company's shares of common stock as of February 17, 2006 by each person the Company has reason to believe to be the beneficial owner of 5% or more of our outstanding shares of common stock, each of our current directors, each of our current executive officers and all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power over securities. Except as indicated in the footnotes to this table, the Company believes that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Percentage  of  beneficial ownership is based on  32,509,872 shares of common stock outstanding on February 17, 2006.

Name and Address of    Amount and Nature    Percentage of
Beneficial             of                   Class
Owner                  Beneficial
                       Ownership

Joseph M. Guido         19,010,000           58.47%
Chairman
4 Lakeside Drive
South
Forked River, NJ
08731

Sam DiGiralomo          3,850,000           11.84%
Director/President/
CEO
7 Doig Road, Ste. 3
Wayne, NJ 07470

Barton C. Theile           500,000          1.54%
Director/Executive
VP/COO
4 Lakeside Drive
South
Forked River, NJ
08731

Craig D. Stratton          200,000          0.62%
Director/Secretary/
CFO
4 Lakeside Drive
South
Forked River, NJ
08731

Charles F. Starkey            ----           ----
Director
1593 Route 88 West
Brick, NJ 08724

Joseph Buckelew               ----           ----
231 Main Street
Director
Toms River, NJ
08754

Alan E. Meyer                 ----           ----
Director
512 Main Street
Toms River, NJ
08754

All Current            23,560,000           72.47%
Officers
and Directors as
a Group


           THE BYLAW AMENDMENTS BY THE SHAREHOLDER

On August 24, 2005, the Court entered a third order (the "Third August 24 Order"), which provides that the Written Consent in Lieu of a Special Meeting of the Stockholders of Allstates WorldCargo, Inc. (attached thereto, and referred to as the "Shareholders' Consent") was consistent with the settlement agreement, and shall be deemed signed by Messrs. DiGiralomo, Stratton, Theile, and Guido, consisting of the holders of a majority of the issued and outstanding shares of the Company's common stock.

The Shareholders' Consent addressed the amendments that the Directors had made to Sections 3.12(b) and (c) of the Bylaws, and added the following: "This By-Law shall be deemed to have been adopted by the shareholders, and cannot be altered or repealed by the Board of Directors."


               THE REASONS FOR THE AMENDMENTS

The Bylaw amendments proposed by the Shareholders in the Shareholders' Consent were necessary to effectuate the Settlement Agreement that was entered into between and among Messrs. Guido, DiGiralomo, Theile, and Stratton.

A key provision of the Settlement Agreement was the manner in which future vacancies on the Board of Directors are to be filled - by affirmative vote of a majority of the directors then in office, or, in case of a deadlock or a tie, by an independent arbitrator appointed by the Board. As a first step to effectuate that agreement, Sections 3.12(b) and 3.12(c) of the Bylaws were amended by the Directors.

To ensure that the terms of the Settlement Agreement cannot be changed without the unanimous consent of Messrs. Guido, DiGiralomo, Theile, and Stratton (the settling parties), those persons, constituting the holders of a majority of the outstanding shares of the Company's common stock, further amended Sections 3.12(b) and 3.12(c) of the Bylaws to provide that those provisions are deemed to have been adopted by the shareholders, and cannot be altered or repealed by the Board of Directors.

Thus, under New Jersey law, Sections 3.12(b) and 3.12(c) of the Bylaws can be amended only by shareholder action. The Voting Agreement entered into among Messrs. Guido, DiGiralomo, Theile, and Stratton (the "Voters") provides that in the event that shareholder action is taken to alter or amend the Bylaws, the Voters agree to vote all of their shares unanimously. If the Voters are unable to reach a unanimous decision, then the proposed change shall be rejected. Consequently, Sections 3.12(b) and 3.12(c) of the Bylaws cannot be changed except by the unanimous consent of the Voters.


   INTEREST OF CERTAIN PERSON IN MATTERS TO BE ACTED UPON

The security holdings of the Company's directors and executive officers are listed above in the section entitled "Security Ownership of Certain Beneficial Owners and
Management." Except as disclosed above, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon:

       (i) Any director or officer since the beginning of the Company's last fiscal year;

      (ii)  Any proposed nominee for election as a director;
or

       (iii) Any associate or affiliate of any of the foregoing persons.



By Order of the Board:



                                  ______________________________
                                   SAM DIGIRALOMO
                                   President/C.E.O.

February ___ 2006